Filed Pursuant to Rule 424(b)(3)
Registration No. 333-151632
SUPERFUND GOLD, L.P. — SERIES A-1, A-2 AND SERIES B-1, B-2 SUPPLEMENT
DATED MAY 13, 2010 TO PROSPECTUS DATED NOVEMBER 3, 2009

APRIL 2010 PERFORMANCE UPDATE

			Total NAV	NAV per Unit
	April 2010	Year to Date	4/30/10	4/30/10

Series A-1	8.98%	15.66%	$5,961,205	$1,222.43

Series A-2	8.98%	16.12%	$1,629,889	$1,290.52

Series B-1	11.88%	22.64%	$8,899,781	$1,071.50

Series B-2	12.07%	23.47%	$3,471,497	$1,095.04

*	All performance is reported net of fees and expenses

Fund results for April 2010:

The global equity rally ran out of steam in April as markets around the globe finished with mixed results. Stocks came under acute pressure in Europe as concerns continued over the financial condition of several European Union members. Greece’s sovereign debt was downgraded to junk status by Standard and Poor’s (“S&P”), sending the FTSE/ASE 20 to intra-month losses of nearly 20%. S&P also issued downgrades on the debt of Spain and Portugal. In Asia, China H-Shares lost nearly 3% as the government mulled capital requirements for real estate developers. Japan’s Nikkei (-0.4%) and Australia’s SPI (-1.2%) also finished with modest losses. Gains were seen in Taiwan (+1.1%) and Singapore (+3.1%) as those economies benefited from rebounding export demand. Equities in the U.S. outperformed as excellent earnings, improving consumer confidence, and solid services industry growth supported the NASDAQ (+2.1%) and Dow Jones Index (+1.5%). The Fund’s mixture of long and short equities positions produced gains for the month.

The Fund’s global energy market positions produced solid results in April as crude oil spent most of the month consolidating in the mid-to-upper $80 range, while natural gas finished just above last month’s lows. Early month news that the U.S. economy added 162,000 jobs combined with superb growth in the U.S. services industry to propel crude oil futures to their highest levels since the fall of 2008. Later in the month, excellent U.S. corporate earnings, rising consumer confidence, and the loss of a production platform in the Gulf of Mexico propelled July crude to a 4.3% gain. June gasoline futures finished 4.1% higher as a late month inventory report showed supplies had fallen more than expected. Natural gas rose for most of April amid thoughts that demand would rise as coal plants underwent annual maintenance. However, June futures finished near unchanged following a late month loss of almost 10% as inventories approached 20% over the five-year average. The Fund’s mixture of long and short energies positions led to gains during April.

The Fund experienced strong gains on its June gold futures (+5.8%) allocation as the market tracked steadily higher throughout the month. Values were supported by the unsettling sovereign debt disposition of major industrialized economies throughout the world. Gold established record highs against both the euro and the Swiss franc as the Greek fiscal crisis continued to lack resolution. In euro terms, goal breeched the €890 level late in the month in a flight to quality as Greek debt was relegated to junk status and Portugal and Spain’s debt were downgraded, escalating contagion fears. Base metal trends stalled as London copper (-5.5%), aluminum (-3.6%), and zinc (-3.4%) lost ground. These markets fell despite declining inventories and positive macroeconomic readings due to the uncertainty surrounding future European demand prospects. A corresponding drop in global equity markets led to additional profit taking on thoughts that gains of the past 12-18 months may have peaked temporarily. The Fund’s long positions in the metals sector resulted in gains for the month.

Other market sectors did not reveal significant trends and did not have a significant influence on this month’s overall positive performance.

For the month of April 2010, Series A-1 gained 8.98%, Series A-2 gained 8.98%, Series B-1 gained 11.88% and Series B-2 gained 12.07%, net of all fees and expenses.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

SUPERFUND GOLD, L.P. — SERIES A-1
APRIL 2010 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended April 30, 2010)

STATEMENT OF INCOME

April 2010

Investment income, interest	$147

Expenses
Management fee	11,264
Ongoing offering expenses	—
Operating expenses	3,755
Selling Commissions	10,013
Other expenses	5
Incentive fee	21,193
Brokerage commissions	10,705

Total expenses	56,935

Net investment gain (loss)	(56,788)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	229,978
Net change in unrealized appreciation (depreciation) on futures and forward contracts	318,192

Net gain(loss) on investments	548,170

Net increase (decrease) in net assets from operations	$491,382

STATEMENT OF CHANGES IN NET ASSET VALUE

April 2010

Net assets, beginning of period	$5,102,991

Net increase (decrease) in net assets from operations	491,382
Capital share transactions
Issuance of shares	400,000
Redemption of shares	(33,168)

Net increase(decrease) in net assets from capital share transactions	366,832
Net increase(decrease) in net assets	858,214

Net assets, end of period	$5,961,205

NAV Per Unit, end of period	$1,222.43

SUPERFUND GOLD, L.P. — SERIES A-2
APRIL 2010 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended April 30, 2010)

STATEMENT OF INCOME

April 2010

Investment income, interest	$41

Expenses
Management fee	3,080
Ongoing offering expenses	—
Operating expenses	1,027
Other expenses	—
Incentive fee	8,610
Brokerage commissions	2,928

Total expenses	15,645

Net investment gain (loss)	(15,604)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	62,881
Net change in unrealized appreciation (depreciation) on futures and forward contracts	87,004

Net gain(loss) on investments	149,885

Net increase (decrease) in net assets from operations	$134,281

STATEMENT OF CHANGES IN NET ASSET VALUE

April 2010

Net assets, beginning of period	$1,447,920

Net increase (decrease) in net assets from operations	134,281
Capital share transactions
Issuance of shares	47,688
Redemption of shares	—

Net increase(decrease) in net assets from capital share transactions	47,688
Net increase(decrease) in net assets	181,969

Net assets, end of period	$1,629,889
NAV Per Unit, end of period	$1,290.52

SUPERFUND GOLD, L.P. — SERIES B-1
APRIL 2010 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended April 30, 2010)

STATEMENT OF INCOME

April 2010

Investment income, interest	$22

Expenses
Management fee	16,757
Ongoing offering expenses	—
Operating expenses	5,586
Selling Commissions	14,895
Other expenses	88
Incentive fee	—
Brokerage commissions	27,581

Total expenses	64,907

Net investment gain(loss)	(64,885)

Realized and unrealized gain(loss) on investments
Net realized gain(loss) on futures and forward contracts	640,257
Net change in unrealized appreciation (depreciation) on futures and forward contracts	369,741

Net gain(loss) on investments	1,009,998

Net increase (decrease) in net assets from operations	$945,113

STATEMENT OF CHANGE IN NET ASSET VALUE

April 2010

Net assets, beginning of period	$7,813,053

Net increase (decrease) in net assets from operations	945,113
Capital share transactions
Issuance of shares	174,000
Redemption of shares	(32,386)

Net increase (decrease) in net assets from capital share transactions	141,614
Net increase(decrease) in net assets	1,086,727

Net assets, end of period	$8,899,780

NAV Per Unit, end of period	$1,071.50

SUPERFUND GOLD, L.P. — SERIES B-2
APRIL 2010 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended April 30, 2010)

STATEMENT OF INCOME

April 2010

Investment income, interest	$9

Expenses
Management fee	6,525
Ongoing offering expenses	—
Operating expenses	2,175
Other expenses	35
Incentive fee	—
Brokerage commissions	10,740

Total expenses	19,475

Net investment gain(loss)	(19,466)

Realized and unrealized gain(loss) on investments
Net realized gain(loss) on futures and forward contracts	249,326
Net change in unrealized appreciation (depreciation) on futures and forward contracts	143,982

Net gain(loss) on investments	393,308

Net increase (decrease) in net assets from operations	$373,842

STATEMENT OF CHANGE IN NET ASSET VALUE

April 2010

Net assets, beginning of period	$3,100,482

Net increase (decrease) in net assets from operations	373,841
Capital share transactions
Issuance of shares	20,000
Redemption of shares	(22,826)

Net increase (decrease) in net assets from capital share transactions	(2,826)
Net increase(decrease) in net assets	371,015

Net assets, end of period	$3,471,497
NAV Per Unit, end of period	$1,095.04

TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE INFORMATION CONTAINED HEREIN IS ACCURATE AND COMPLETE.

/s/  Nigel James
Nigel James, President
Superfund Capital Management, Inc.
General Partner
Superfund Gold, L.P.